Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of November 26, 2013 (this “Supplemental Indenture”), by and between Fiesta Restaurant Group, Inc., a Delaware corporation (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Subsidiary Guarantors named therein and the Trustee are parties to an Indenture, dated as of August 5, 2011 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 8.875% Senior Secured Second Lien Notes due 2016 of the Issuer (the “Notes”);

WHEREAS, Section 9.2(a) of the Indenture provides that with the consent of the Holders of not less than a majority in aggregate principal amount of outstanding Notes, the Issuer, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture (together with other consents required thereby) for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture, including the definitions therein;

WHEREAS, the consent of each Holder is not required to enact the amendments contained herein;

WHEREAS, pursuant to an Offer to Purchase and Consent Solicitation Statement dated November 12, 2013 (as amended or supplemented, the “Tender Offer”), the Issuer has offered to purchase any and all of the outstanding Notes and has proposed certain amendments to the Indenture and the Security Documents;

WHEREAS, the Holders of not less than a majority in aggregate principal amount of the outstanding Notes have tendered their Notes for purchase by the Issuer in connection with the Tender Offer and have approved the proposed amendments described in this Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this a legal, valid and binding agreement of the Issuer have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.01 Amendments.

a. Sections 4.3, 4.5, 4.7, 4.8, 4.9, 4.11, 4.12, 4.13, 4.16, 4.18, 4.19, 5.1 and 5.2, the first sentence of clause (a), clauses (a)(1)-(4), the first sentence of clause (b), (b)(1) and (b)(2) of Section 4.10, clauses (6), (7) and (8) of Section 6.1, the second paragraph of Section 6.2, the fourth paragraph of Section 7.7 and clause (b) of Section 11.6 of the Indenture are hereby deleted in their entirety.

b. The last sentence of Section 2.4 of the Indenture is hereby deleted in its entirety.

c. The first paragraph of Section 2.17 of the Indenture is hereby amended to delete the phrase “including Section 4.9” appearing in the first sentence thereof.

d. Section 3.3 of the Indenture is hereby amended to delete the words “30 but not more than 60 days” appearing in the first sentence thereof, and to insert the words “three (3) Business Days” between the words “least” and “before” appearing in the first sentence thereof.

e. Clause (a) of Section 3.7 of the Indenture is hereby amended to delete the words “30 nor more than 60 days’” appearing thereof and to insert the words “three (3) Business Days’” between the words “than” and “prior” appearing thereof, and clause (b) of Section 3.7 of the Indenture is hereby amended to delete the words “30 nor more than 60 days’” appearing thereof and to insert the words “three (3) Business Days’” between the words “than” and “notice” appearing thereof.

f. The first paragraph of Section 4.15 of the Indenture is hereby amended to delete the words “and Article V” and the phrase “as the case may be” appearing in the first sentence thereof.

g. The second paragraph of Section 4.17 of the Indenture is hereby amended to delete the phrase “Subject to Section 4.19,” appearing in the first sentence thereof.

h. The final paragraph of Section 6.1 of the Indenture is hereby amended to delete the words “Delivery of reports, information and documents to the Trustee under Section 4.3 is for informational purposes only and” appearing in the second sentence thereof.

i. The first paragraph of Section 6.2 of the Indenture is hereby amended to delete the phrase “(other than an Event of Default specified in clause (8) of Section 6.1 with respect to the Issuer)” appearing in the first sentence thereof.

j. The final paragraph of Section 6.2 of the Indenture is hereby amended to delete the first sentence thereof.

k. Section 8.3 of the Indenture is hereby amended to insert the word “and” before the word “4.17” appearing in the first sentence thereof, to delete the words “4.3,” “4.7, 4.8, 4.9,” “4.11, 4.12,” “4.16,” and “4.18, 4.19 and 5.1” appearing in the first sentence thereof and to delete the words “(6), (7)” appearing in the last sentence thereof.

l. The final paragraph of Section 11.5 of the Indenture is hereby amended to delete the words “and V” appearing therein.

m. Any terms defined in the Indenture which are used in any Section of the Indenture which are deleted by any Section of this Supplemental Indenture and which are not otherwise used in any Section of the Indenture not affected by this Supplemental Indenture are hereby deleted.

ARTICLE II

MISCELLANEOUS PROVISIONS

1. Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT SUCH PRINCIPLES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture. The recitals herein are deemed to be those of the Issuer and not of the Trustee.

3. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

4. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FIESTA RESTAURANT GROUP, INC.

By:	/s/ Joseph A. Zirkman
Name: Joseph A. Zirkman
Title: Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Michael Countryman
Name: Michael Countryman
Title: Vice President